Exhibit 99.1

       John D. Bowlin Appointed Chairman of the Board at Spectrum Brands

     ATLANTA--(BUSINESS WIRE)--Aug. 20, 2007--Spectrum Brands, Inc. (NYSE: SPC) today announced the appointment of John D. Bowlin as Chairman of the Board. Mr. Bowlin replaces David A. Jones, who is resigning his position as a director after serving as Chairman of the Board since 1996, and as Chief Executive Officer from 1996 until May 23, 2007. Mr. Bowlin has been a director of Spectrum Brands since May 2004 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

     "The other Board members and I congratulate John on his appointment," said Kent Hussey, chief executive officer of Spectrum Brands. "We appreciate his continued service to the company and believe Spectrum will benefit significantly from his leadership and extensive experience at some of the world's largest consumer products companies as we continue to make progress on our strategy to improve operational performance while reducing our leverage and interest burden. I look forward to working closely with him as Spectrum addresses the challenges and opportunities ahead."

     Mr. Hussey continued, "Dave Jones' entrepreneurial leadership and guidance over the past eleven years have been a driving force behind the growth of Spectrum Brands into the world-class consumer products company that it is today. On behalf of the entire Board and the employees and customers at Spectrum, we thank him for his leadership and contributions as chairman and CEO and wish him well in his future endeavors."

     Mr. Bowlin has over 30 years of managerial and operational experience in the consumer products industry. Most recently, he was president and chief executive officer of SABMiller PLC from 2002 to 2003. Prior to that, he held several senior executive positions at Phillip Morris Companies, Inc., including serving as chief executive officer of Miller Brewing Company from 1999 to 2002, president and chief executive officer of Kraft Foods International from 1996 to 1999 and as Kraft North America's president and chief operating officer from 1994 to 1996, and president of Oscar Meyer Food Corporation from 1991 to 1993. Previously, he held various positions at General Foods Corporation. In addition to his role at Spectrum Brands, Mr. Bowlin currently serves as a board member at a number of privately-held companies.

     About Spectrum Brands, Inc.

     Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.


     CONTACT: Spectrum Brands
              Investor Contact:
              Nancy O'Donnell, 770-829-6208
              VP Investor Relations
              or
              Media Contact:
              Sard Verbinnen & Co for Spectrum Brands
              Victoria Hofstad or Jamie Tully, 212-687-8080